Exhibit 99.3

MOHEGAN SUN

Moderator:  Leo Chupaska

02-08-05/1:00 pm CT

Conference #3500253

MOHEGAN SUN

Moderator: Leo Chupaska

February 8, 2005

1:00 pm CT

Operator:	Good afternoon. My name is (Angelique) and I will be your conference facilitator. At this time I would like to welcome everyone to the Mohegan Tribal Gaming Authority First Quarter Earnings conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time simply press star, then the number 1 on your telephone keypad. If you would like to withdraw your question press star, then the number 2 on your telephone keypad. Thank you.

Mr. Chupaska, you may begin your conference.

Leo Chupaska:	Yes, thank you, operator. Good afternoon, everyone, and welcome to MTGA’s first quarter earnings conference call. I’m Leo Chupaska. I’m CFO of the Authority and I’ll be moderator for today’s call.

Prior to starting I’d like to introduce the participants that are here. First from the Tribe we have Dale White who is General Counsel to the Tribe and we have Phil Cahill, who is the newly appointed CFO of the Tribe.

From the Authority Bill Velardo who is Chief Executive Officer and Peter Roberti who is Vice President of Finance who is with us via telephone line in New York. And from the Sun we have Mitchell Etess who is Chief Executive Officer of Mohegan Sun, we have Jeff Hartmann who is the Chief Operating Officer from Mohegan Sun. Jeff joins us also via telephone line from New York City.

MOHEGAN SUN

Moderator:  Leo Chupaska

02-08-05/1:00 pm CT

Conference #3500253

We also have Alan Greenstein who is the Chief Financial Officer from the Sun and we have Ray Pineault who just this week assumed the position of Vice President of Administration at Mohegan Sun, moving from the legal department at the Tribe.

Prior to beginning I’d like some cautionary language from Peter Roberti. Peter?

Peter Roberti:	Thank you, Leo. Well, good afternoon, everyone. Before we begin I would like to cover certain Safe Harbor provisions pertaining to forward-looking statements. Some statements included in today’s conference call are not strictly historical in nature and involve important risks and uncertainties that could significantly affect the anticipated results in the future.

Such statements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Security Exchange Act of 1934. These forward-looking statements are only predictions and actual events or results may differ materially from any forward-looking statements made during today’s conference call.

Factors that could cause actual results to vary from these forward-looking statements are more fully described in our annual report on form 10K as filed with the Securities and Exchange Commission for the fiscal year ending September 30th, 2004, under the heading, Risk Factors.

Forward-looking statements made during today’s conference call represent the Authority’s current outlook only as of today’s date. The Authority does not

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Moderator:  Leo Chupaska

02-08-05/1:00 pm CT

Conference #3500253

undertake any obligations to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that the projected results will be achieved or that particular events will occur.

The following conference call also includes certain financial measures of performance that are not calculated in accordance with accounting principles generally accepted in the United States of America or GAAP. In accordance with these rules of the Securities and Exchange Commission we have included appropriate disclosures and reconciled these non-GAAP measures for the most directly comparable GAAP measure in our press release dated today.

This call and its replay are the property of Mohegan Tribal Gaming Authority. It is not for rebroadcast for any use by any other person without the consent of the Mohegan Tribal Gaming Authority. If you do not agree with these terms please disconnect now. By remaining on line you agree to be bound by these terms.

Please also note that that a replay of the call and the related information will be made available on the Authority’s Web site at www.mohegansun.com under aboutmohegansun/investorrelations/onlinepresentations.

Interested parties may also listen to a tape replay of the entire conference call by telephone. Instructions on how to access the replay including phone numbers and conference ID are included in the press release dated today. A transcript will be available on the Authority’s Web site for a period of one year following the conference call today.

MOHEGAN SUN

Moderator:  Leo Chupaska

02-08-05/1:00 pm CT

Conference #3500253

With that being said, I would like to turn the conference call back over to your host, Leo Chupaska, Chief Financial Officer of the Mohegan Tribal Gaming Authority.

Leo Chupaska:	Thanks, Pete. Before we start I’d just like to sort of give you the process and what we’re going to talk about. First, Bill Velardo will update everyone on the first quarter highlights followed by Jeff Hartmann’s discussion about the first quarter results. Mitchell will talk about marketing highlights. Then it will be back to Bill Velardo – he’ll talk a little bit about our corporate development activities and then we’ll go to myself.

We’ll talk a little bit about liquidity and recent financing which I think some of you probably learned today we closed on a deal this morning. And then after that we’ll open it up for Q&A. We have a lot of participants here and I think we’ll be able to answer all your questions.

Let me start by saying that Mark Brown who’s chairman of the Tribe normally has introductory comments but Mark and members of the council are in Washington, D.C. this week and they’re actually attending some extremely important meetings with members of the White House staff and members of the house and senate and their respective staffs dealing primarily with the Native American issue is why they’re there.

He did ask me though and the council asked me to convey their greetings and to thank all of you for your support to the facility and the property and for the support on our issuance that we closed on this morning that I’ll talk about a little later.

Mark and the council are extremely pleased with the results of the quarter and are really proud of the success. The financing that we just completed, and

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Moderator:  Leo Chupaska

02-08-05/1:00 pm CT

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again I’ll talk about that in a little bit, is obviously a clear barometer of this property and this Tribe’s and the Authority’s ability to perform in the market. The Tribe’s also excited and looks forward to the development of the Pocono Down’s facility and our entrance into the Pennsylvania Gaming market.

So those were some of the remarks that Mark reviewed with me and at this point I’d like to turn it over to Bill Velardo, Chief Executive Officer.

Bill Velardo:	All right. Thanks, Leo. Good morning, everyone. Thanks for joining the call.

Highlights of the quarter are record gaming revenues of $288.2 million, a 5.2% increase over the corresponding period the prior year, gross slot revenues of $208.3 million, a 3.6% increase over the prior year, table games revenues up $84.1 million, a 10.4% increase over the corresponding period in the prior year and income from operations up $60.4 million, a 15% increase from the corresponding period in the prior year.

Net income of $34.2 million, a 31.1% increase from the prior year, adjusted EBITDA $81.8 million, a 7.7% increase over the prior year, adjusted EBITDA margin improvement, margin of 25.61% in Q1, ’05, versus 24.74% a year ago or last quarter, quarter Q4 of ’04 – sorry, not a year ago.

We entered into an agreement though this quarter to purchase Pocono Downs, a standard-bred harness racing facility in Wilkes-Barre, Pennsylvania, and we also entered into a management agreement with the Menominee Indian Tribe of Wisconsin to manage their planned casino in Kenosha, Wisconsin.

Jeff can give us a little more detail.

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Moderator:  Leo Chupaska

02-08-05/1:00 pm CT

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Jeff Hartmann:	Sure. Thank you, Bill. Good afternoon, everyone. Before I give a little more detail on our gaming and non-gaming activities, our first quarter was really focused along reenergizing our team on service standards, focusing on improving our technology and what our strategic IT plan is and refining that.

But in addition to service standards and I think that, you know, some of the efforts paid some fruit this quarter as our table drop, as we indicated, grew nicely year-over-year, almost 6% year-over-year, so we’re very pleased about that and continued growth in the slot market.

You know, I think we’ve very encouraged by our growth for this quarter coming in the face of the new product that opened at Foxwood so we’re pleased with that and we continue to grow our slot win efficiency and slot handle efficiency and we’re pleased with that growth. You know, we’re over 113% of slot win efficiency and our handle is approaching 115% so we’re very pleased on those metrics.

And on the slot side continuing our focus, you know, we are always looking at our mix of wide area games versus leased games and looking at the proper mix which drives the high volume on the floor. I think this quarter was a quarter with a little repositioning of the Hall of the Lost Tribes which is yielding results in this second quarter in terms of the mix of the product and repositioning that.

You know, the facility was open or that area was open for a year effective November 19th and we had a good time period to take a look at that and as a result of some of the first year’s results, we’ve tweaked the floor program. And we continue to focus on our ticket in/ticket out rollout and we have some new exciting promotions that we are going to go in the balance of this fiscal year using some of slot technology to help drive repeat customer business on the slot side.

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Moderator:  Leo Chupaska

02-08-05/1:00 pm CT

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On the non-gaming side, you know, food and beverage covers were down this quarter. I think that in terms of where we had some weakness in our F&B product is in our Mohegan Territory and Deli product. And as you know, this past quarter we announced the American Indian Grill that’s going to open in June 2005, and I think that’s going to address some of the weakness we have in the high volume outlets.

That’s not to say that our tenant relationships at our tenant restaurants, they had a fine quarter serving the guests at Mohegan Sun so all in all within the building, you know, between the Mohegan Sun owned outlets and the leased outlets, you know, I think we have something for everyone’s dining palate.

In terms of the arena we continue to yield the arena just like a hotel room, that yielding guide for the best and highest use of the arena. I think this quarter was evident of that. You know, we had a little, fewer arena events this quarter versus Q1 of last year – 22 arena events versus 28 – and probably yielded that in terms of entertainment seats a little better than we did the prior quarter of ’04. And we continue to focus on the arena and I think Mitchell will talk a little bit about that after I’m finished.

In terms of hotel, the hotel ADR for the quarter was down year-over-year but again, we look at total revenue generation out of the hotel room and really are now optimizing the room product with our casino guests so we are sacrificing a little bit on the hotel ADR in order to drive total revenue out of the rooms and our yield management team continues to refine their processes and do a great job there.

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Moderator:  Leo Chupaska

02-08-05/1:00 pm CT

Conference #3500253

Responding to some of the competitive pressures in terms of room offers that are coming out of the Northeast that are, you know, putting a little bit of pressure on room rates at a casino block for the quarter, you know, we had slight decrease in casino ADR and that’s a significant piece of our room block and our room mix for the first quarter.

And finally just wrapping it up quickly on the expense side, you know, we continue to focus on our FTEs, you know, happy to say that our revenue per FTE for Q1 was 41,000, almost 42,000 per FTE versus 40,400 in Q1 of ’04 so our team continues to do good job matching staffing levels for volume periods. So we’re proud of that effort.

To go on to richer details on the marketing I’m going to turn the call back over to Mitchell Etess.

Mitchell Etess:	Thanks, Jeff. Just to add a few things to what Jeff was saying, that was a great quarter. A lot of great promotions and a lot of great focusing on managing expense for marketing. And an overall standpoint as well, December was very good prompted by our annual and very successful and much enjoyed by our customers holiday shopping promotion which really maximized our competitive advantage of the shops at Mohegan Sun and it’s kind of a great promotion for us.

Through our continuing to focus on the arena, these are used to both drive new prospects and cash business of the property and attract folks from diverse markets in. We had a lot of great events in the quarter. Of course we had the WNBA Game 1 of the championship series sold out against Seattle. We also went over the men’s side of basketball as we were fortunate enough to have the Celtics play against Cleveland and LeBron James and that was a preseason game has sold out.

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Moderator:  Leo Chupaska

02-08-05/1:00 pm CT

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We focused on getting our events on television as evidenced by the bull riding, professional bull riders’ tour who came in here again and we saw that live on national television.

Tim McGraw, Bette Midler, REM among just a few who did some concerts here. We even delved into the arts with an annual Nutcracker event. In addition to the public cash shows we had six private shows that are only database marketed to our database and are becoming more and more popular.

We were able to reach out and provide entertainment to many folks in this market that don’t really ever receive those offers and that’s become very, very popular.

Jeff touched on our handle and win efficiencies as well. They continue to grow, continue to be strong. We continue to consistently garner more slot win in the Connecticut market and we have just under 1200 less slot machines than our competitor does at this point in time and, you know, our efficiency has grown from 107% and handle efficiency at the end of 12/03 to 115% at the end of 12/04 so we’re very happy with the way our product continues to be enjoyed and we’re seeing that.

Again, occupancy up a percent and we continue to focus on getting the right people in rooms. Our revenue management people are doing a great job with that and we feel that’s been very, very successful for us. And we’ve touched on the ADR so I don’t need to get into that anymore. And we continue with more of the same as far as driving events and promotions in this quarter.

For example tonight we have Josh Groban appearing and going back to the last quarter, our events calendar was very strong and in spite of the fact that

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Moderator:  Leo Chupaska

02-08-05/1:00 pm CT

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we had three completely sold out shows that coincidentally had to be postponed into following quarters, in December we had Dave Chappelle and Cher, Dave Chappelle doing two shows and Cher doing one show, both of them coincidentally got sick and had to be postponed. Dave Chappelle will be in February and tonight we have Josh Groban. Other folks like Toby Keith, Brooks & Dunn coming up and of course we’re ready for the WNBA season upcoming in May.

So we’ll turn this now back over to Bill who can discuss some of the corporate activities. Bill?

Bill Velardo:	Thank you, Mitch. I’ll give a quick update on Pennsylvania and our efforts also in Wisconsin and Washington. On January 25 we completed our acquisition of all the partnership interests in the entities known as Pocono Downs, a standard-bred harness racing facility located on approximately 400 acres in Wilkes-Barre, Pennsylvania as well as five Pennsylvania off-track wagering operations located in Carbondale, East Stroudsburg, Erie, Hazleton and Lehigh Valley. The Lehigh Valley or Allentown OTW is a 28,000 square foot facility and is the largest OTW in the State of Pennsylvania.

When the Pennsylvania Gaming Board is ready we will be applying for a Category One slot machine license under Pennsylvania’s Racehorse Development and Gaming Act of 2004. If the license is approved, the Act initially permits the installation and operation of a minimum of 1500 machines up to 3000 machines for a six month period and the up to a maximum ultimately of 5000 machines.

Upon receipt of our license the Authority plans to develop a new slot machine facility at the Downs. We anticipate on opening now approximately our fourth quarter so fall of 2006. Upon completion we anticipate that the new facility will include some restaurants, lounges and a small entertainment venue.

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Moderator:  Leo Chupaska

02-08-05/1:00 pm CT

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We anticipate that we will spend up to a maximum of $175 million on construction, furnishing and equipping the new facility. In addition, we will be paying a one-time $50 million fee to the Commonwealth of Pennsylvania once we receive our license.

We paid $280 million for the Downs and the five OTWs before closing adjustments and other costs. The purchase price was funded through draws on the Authority’s bank credit facility. In accordance with the terms of the acquisition agreement the Authority has retained certain post-closing termination rights in the event of certain materially adverse legislative or regulatory events.

In the State of Wisconsin things are progressing for the Menominee Tribe. They have submitted their application for land into trust. They submitted this in July of 2004. Ongoing work is in progress on the environmental impact statement. It is continuing day by day and it’s scheduled for an April 2005 submission to the Bureau of Indian Affairs.

The site that the Tribe wants to take into trust is now the current home of the Dairyland Greyhound Park located in Kenosha, Wisconsin. The Mohegan Tribe is a lender to the developer on this project and their current commitment is $3.1 million. The Mohegan Tribal Gaming Authority has indeed executed a management agreement to manage the facility, when it opens, for seven years.

In the State of Washington the land into trust application has not yet been submitted but we are making progress on helping the Cowlitz Tribe make that submission. The EIS is underway in that state and that is expected to be completed by the end of the year, December of 2005.

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Moderator:  Leo Chupaska

02-08-05/1:00 pm CT

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The Authority is partner with a Seattle-based developer and together we have secured development and management contracts with the Cowlitz Tribe. To-date we have approximately $6.5 million invested in this project.

Leo?

Leo Chupaska:	Thanks, Bill. I’ll conclude our discussion with a few or a little discussion on liquidity and capital spending and financing and I’d like to start with that. I know it didn’t occur in the quarter ending 12/31. As maybe many of you know, we did close this morning on two bond transactions.

MTGA issued a $250 million 6 1/8% coupon senior notes that mature in 2013 and are non-callable for four years and with a covenant package similar to those that were contained in our 7 1/8% subordinated notes from last year. We also issued $150 million 6 7/8% coupon senior subordinated notes that mature in 2015 that are non-callable for five years with similar covenants.

The proceeds of those financings will be used to terminate our term loan under our bank credit facility and then pay down the revolver. And at closing the amount drawn on the revolver is approximately $35 million to $36 million.

This financing effectively funds the Pocono Downs transaction with long-term fixed rate debt and good I think terms. I think as I mentioned the coupons are I think that we’re very proud of what we were able to attain. In effect there’s no increase in total debt to the Authority. Again it’s a refinancing of sorts.

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Moderator:  Leo Chupaska

02-08-05/1:00 pm CT

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It does provide the Authority like I said, with sufficient liquidity to develop what we want to do at Pocono Downs and pay the license and perhaps pursue other opportunities. It allows us again to take advantage of what I consider a very robust issuers market and it does allow us strategically to really have our debt mature in some staggered and systematic fashion as we move out into the future.

A few other factoids that I’d like to share with you. One is that there’s always interest on the distributions to the Tribes so we give a little guidance on that. The distributions for this fiscal year that we’re in, this quarter just ended, we feel that we will distribute about $67 1/2 million to the Tribe and we forecast in ’06, about $70 million.

Depreciation and amortization for this fiscal year is projected to be about $90 million and ’06 about $88 million. CAPEX spending for the property in the range of $45 million to $55 million.

Last I want to mention we did and I’m sure most of you have seen and read that we did get an affirmation of our ratings from both Moody’s and Standard & Poors. They were announced at the latter part of last week.

With that I will send it back to the operator and we will be open for Q&A. Operator:

Operator:	As a reminder, if you’d like to ask a question please press star, then the number 1 on your telephone keypad. To withdraw your question press star, then the number 2. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Greg Aikman of Mellon Financials.

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Moderator:  Leo Chupaska

02-08-05/1:00 pm CT

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Greg Aikman:	Hi. Thank you for the call. Could you just walk through a bit the process and the timing for getting the Pennsylvania slot licenses and any uncertainties that might arise?

Bill Velardo:	Yes, the Gaming Board I think has been active now for about a month. They started out by, you know, doing a lot of formalities on how they were going to accomplish their objectives and goals of getting all the regulations written and I believe they’re beginning to make progress.

But we’ve been reading their progress reports and they’ve done a little work but it’s hard to glean from what we read so far, exactly when they’re going to be finished. From our intelligence on the ground there trying to stay abreast of it, they feel that probably in August or September they will begin to make a final decision on the licenses.

We have actually not submitted a form yet so I believe that they’re actually still working on the form that we have to fill out which we expect any time now. But the best that we can figure right now probably by end of summer, early fall, they’ll be able to tell us that we have our license.

Greg Aikman:	But the requirements, the legal requirements, for qualifying for the license I’m going to guess that’s spelled out in the law itself or is that something that the board comes up with as they go along?

Bill Velardo:	I think it’s a combination of both. There’s not a lot spelled out in the bill and they’re writing those regulations now.

Greg Aikman:	And do you have any, you know, concerns or reservation as to what whether or not you’ll be able to get the license?

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Moderator:  Leo Chupaska

02-08-05/1:00 pm CT

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Bill Velardo:	Absolutely no concern whatsoever.

Greg Aikman:	Okay. Thank you very much.

Leo Chupaska:	You bet.

Operator:	Again if you’d like to ask a question please press star, then the number 1 on your telephone keypad. To withdraw your question press star, then the number 2. We’ll pause for just a moment to compile the Q&A roster.

You have no further questions at this time.

Leo Chupaska:	Thank you all for listening in and we hope to talk to you soon.

Bill Velardo:	Thank you.

Operator:	This concludes the conference. You may all disconnect.

END